Exhibit 10.1

Amendment No. 1 to Stock Purchase Agreement

This Amendment No. 1 to Stock Purchase Agreement (the “Amendment No. 1”), effective March 1, 2006, amends the Stock Purchase Agreement, dated June 24, 2005, by and among Overstock.com, Inc. (“Purchaser”), OTravel.com, Inc., a Utah corporation formerly known as Ski West, Inc. (“OTravel”), and Jonathan Cardella, James Moyle, Thomas Raudorf, Joe Illescas and Alan Mao (Messrs. Cardella, Moyle, Raudorf, Illescas and Mao being herein collectively called the “Sellers”) (the “Agreement”).  The terms used below shall have the meaning assigned to them in the Agreement, unless specifically defined in this Amendment No. 1.  Any conflict between this Amendment No. 1 and the Agreement shall be governed by this Amendment No. 1.

1.             Bonus Pool.  The parties agree that Section 4.2 of the Agreement (Bonus Pool) is deleted in its entirety and replaced by the following:

“Bonus Pool.  Purchaser agrees that it will cause OTravel to create, or provide to OTravel, an annual bonus pool after the Closing tied to the performance of OTravel, and that the Founders, in their sole discretion, will have the right to allocate the bonus pool among themselves and the employees of OTravel (or the employees of Purchaser or its Affiliates working full-time for OTravel) as long as the Founders remain employees of OTravel, Purchaser or any Affiliate of Purchaser.  The bonus pool will consist of a percentage of OTravel’s operating profit as follows, and as more fully described in Exhibit C:

(1)  Year 1 (January 1, 2006 — December 31, 2006): 50% of operating profit

(2)  Year 2 (January 1, 2007 — December 31, 2007): 33.3% of operating profit

(3)  Year 3 (January 1, 2008 — December 31, 2008): 20% of operating profit

(4)  Year 4 (January 1, 2009 — December 31, 2009): 10% of operating profit

Purchaser will maintain the bonus pool for the period of time contemplated by this Agreement, so long as either Founder remains employed by Purchaser, OTravel or any Affiliate of Purchaser.  Purchaser will make the bonus pool available for distribution no later than March 1 of a given year in which the bonus pool is in effect.”

2.             Effective Agreement.  Except for the specific amendments to the terms and conditions of the Agreement set forth above, all terms and conditions of the Agreement remain in full force and effect.

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The parties have executed this Agreement on the respective dates set forth below.

PURCHASER:

OVERSTOCK.COM, INC.

By:	/s/ David K. Chidester
David Chidester
Title:	Senior Vice President, Finance

OTRAVEL.COM, INC:

By:	/s/ Jonathan Cardella
Jonathan Cardella
Its:	Chief Executive Officer

By:	/s/ James Moyle
James Moyle
Its:	President

SELLERS:

/s/ Jonathan Cardella
Jonathan Cardella

/s/ James Moyle
James Moyle

/s/ Thomas Raudorf
Thomas Raudorf

/s/ Joe Illescas
Joe Illescas

/s/ Alan Mao
Alan Mao